EXHIBIT 10.3

                            RETENTION AGREEMENT

         THIS RETENTION AGREEMENT dated as of March 15, 2002 and effective as of February 1, 2002, is between Cabletel Management, Inc., (the "Company") and Lyle Patrick (the "Executive").

                                WITNESSETH:

         WHEREAS, the Company provides management and consulting personnel to Completel Europe N.V., a Netherlands public company (together with its subsidiaries "Completel Europe");

         WHEREAS, the Company employs the Executive and has seconded him to Completel Headquarters UK Limited to serve in the capacity of Managing Director and Chief Financial Officer of Completel Europe;

         WHEREAS, the Company recognizes the competitive nature of the market for executive talent;

         WHEREAS, Completel Europe is pursuing a number of alternatives, including investments in Completel Europe by third parties and the potential sale of Completel Europe and its subsidiaries or their operations as an entirety, that may result in the restructuring of Completel Europe's operations or capital structure (the "Restructuring"); and

         WHEREAS, Completel Europe has determined that appropriate steps should be taken to encourage certain key executives to remain employed by the Company by providing for certain benefits;

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree to the following:

         1. Retention Incentive.

            (a) The Company shall pay to the Executive a total sum of $50,000.00 (the "Retention Amount") in five (5) equal, monthly installments of $10,000.00 (each a "Retention Payment"), provided that the Executive remains employed by the Company. The initial installment, for the months of February and March, shall be paid to the Executive on the first business day following the execution of and delivery of this Agreement and each subsequent installment for a month shall be paid in advance on the first business day of such month.

            In addition to the afore-mentioned Retention Payments, the Company shall pay to the Executive a sum of $100,000.00 no later than ten
(10) business days following the achievement of "Success," if any; provided that the Executive remains employed by the Company on the date of such achievement. Success is achieved if and when, Completel Europe has obtained sufficient cash resources to fully fund its business plan to cash flow breakeven.

            (b) If prior to the fifth month following the date hereof (i) the Company terminates the Executive's employment other than for death, Disability or Cause or (ii) the Executive terminates his employment for Good Reason, then the Company shall make a single payment to the Executive, no later than ten (10) business days following such termination, equal to the Retention Amount less the sum of all Retention Payments previously paid to the Executive.

            If prior to the fifth month following the date hereof (i) the Company terminates the Executive's employment for death, Disability or Cause or (ii) the Executive terminates his employment without Good Reason, then the Executive shall repay to the Company the full amount of the installment advanced for the month in which his employment ceased (it being understood that payments to the Executive for the past full months of employment shall not be repayable).

         2. No Effect on Other Contractual Rights. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights (or rights which would accrue solely as a result of the passage of time) under any employee benefit plan or employment agreement or other contract, plan or arrangement, nor shall any amounts payable hereunder be considered in determining the amount of benefits payable to the Executive under any such plan, agreement or contract.

         3. Successors.

            (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         4. Miscellaneous.

            (a) This Agreement and all matters and issues collateral thereto shall be governed by the laws of the State of Colorado, United States of America, subject to any United Kingdom labor law provisions that may apply.

         The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:                        If to the Company:
         --------------------                        ------------------

         Lyle Patrick                                Cabletel Management, Inc.
         10 Stratton Street                          6300 S. Syracuse Way
         London W1J 8LG                              Suite 320
         England                                     Englewood, Colorado
                                                     80111
                                                     USA

                                                     Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (d) The Company may withhold from any amounts payable under this Agreement such, National, Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (e) The Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

            (f) Words or terms used in this Agreement which connote the masculine gender are deemed to apply equally to female executives.

         5. Definitions. The capitalized terms used herein shall have the meanings ascribed to them below.

            (a) "Cause" shall mean (i) a reasonable, good faith determination by the Company that the Executive engaged in an act or acts of personal dishonesty intended to result in substantial personal enrichment of the Executive at the expense of the Company, (ii) the repeated, willful and deliberate failure by the Executive substantially to perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) as determined by the Company, after a demand for substantial performance is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive's duties or (iii) the conviction of the Executive of a felony.

            (b) "Disability" shall mean any illness, accident, injury, physical or mental incapacity or other disability, where such condition has rendered, or is expected to render (as determined in the good faith judgment of the Board), the Executive unable or unfit to perform effectively the duties and obligations of his employment or to participate effectively and actively in the management of the Company for a period of at least 90 days.

            (c) "Good Reason" shall mean (i) any reduction by the Company in the Executive's rate of base salary, as in effect on the date hereof or as the same may be increased from time to time, (ii) the Company requiring the Executive to be based at any geographic location other than the geographic location where the Executive is employed on the date hereof, the Company's headquarters, or a location where a substantial activity for which the Executive has responsibility is located, except for travel reasonably required in the performance of the Executive's responsibilities or (iii) any failure by the Company to comply with and satisfy Section 3(c) of this Agreement.

            (d) "Retention Amount" has the meaning specified in Section
1(a).

            (e) "Retention Payment" has the meaning specified in Section
1(a).

            IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


THE EXECUTIVE                               CABLETEL MANAGEMENT, INC.



By: _________________________               By: _________________________